Exhibit 21


                              LIST OF SUBSIDIARIES

Subsidiaries of the Registrant         Jurisdiction of Organization
------------------------------         ----------------------------

BCP Ingredients, Inc.                            Delaware

Balchem Minerals Corporation                     Delaware

Chelated Minerals Corporation                    Utah

BCP Saint Gabriel, Inc.                          Delaware





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